EXHIBIT 99.1

May 18, 2010

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398
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AMENDMENT TO PROXY STATEMENT
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This amendment to our proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2010 Annual Meeting of Shareholders to be held on Wednesday, May 26, 2010 at 2:00 p.m., at the Charles R. Clegg Fine Arts Building at Young Harris College, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.  The original proxy statement was mailed on April 15, 2010.  This amendment is being filed to make the changes shown below to Proposal 3 and on Appendix A related to Proposal 3.

PROPOSAL 3 – AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO ALLOW BYLAW AMENDMENTS AND REMOVE SUPERMAJORITY VOTE REQUIREMENT
General

The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Restated Articles of Incorporation of United to eliminate the shareholder vote required for amendments to ~~all of~~ the Bylaws of United , other than Articles II and III of the Bylaws, the amendment of which would still require a shareholder vote, and to reduce the percentage of shareholder votes required to amend the Restated Articles.    All amendments to the Restated Articles and amendments to Article II or III of the Bylaws would require the affirmative vote of the holders of a majority of the shares of United’s capital stock that are issued and outstanding and entitled to vote on such matters.   Currently,  ~~an~~   all amendment s ~~of~~ to the Restated Articles or Bylaws require~~s~~  the affirmative vote of the holders of two-thirds of the shares of United’s capital stock that are issued and outstanding and entitled to vote on such matters.  The Board believes that it would be in the best interests of United and its shareholders to simplify the approval  ~~vote~~ required for ~~the~~ most amendments of the Bylaws and to lower the shareholder vote required for amendments to Articles II and III of the Bylaws and all amendments to the Restated Articles .

Purpose of Allowing Bylaw Amendments

The purpose of simplifying the vote required for approval to make most amend ments to the Bylaws is to streamline the process of making changes to United’s corporate governance policies and procedures, as changing circumstances may necessitate, that may require an amendment of the Bylaws.  Shareholder approval of amendments to the Bylaws is very uncommon and not required by any law or regulation or Nasdaq Listing Requirements applicable to United.  The articles of incorporation of many public companies expressly authorize their boards of directors to adopt, amend, alter or repeal the bylaws and do not reserve such power exclusively to the shareholders.  Granting United’s Board of Directors this authority will facilitate the Board of Directors' ability to efficiently implement and adapt corporate policies and procedures, as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from the shareholders and holding a meeting of shareholders.

The provision of the Restated Articles of Incorporation regarding the amendment of the Bylaws was implemented as an anti-takeover measure to help prevent unfriendly or unsolicited takeovers.  At this time, United does not maintain the same anti-takeover concerns that existed when the Restated Articles of Incorporation were adopted, and United, therefore, desires to eliminate the super-majority voting requirement to adopt, amend or repeal any provision of the Bylaws.  Accordingly, the proposed amendment removes the super-majority voting requirement for amendments to the Bylaws.

Notwithstanding the foregoing, at the request of a third party shareholder services company, we have retained the shareholder vote required to make amendments to the portions of the Bylaws relate to shareholder meetings (Article II) and the board of directors (Article III).

Purpose of Removing Supermajority Vote

The purpose of removing the two-thirds supermajority vote required to make amendments to the Restated Articles and amendments to Articles II and III of the Bylaws is to make it easier for shareholders to approve such changes.

Effect of Proposal

If this proposal is approved, the Board of Directors will have the authority to amend all provisions of  the Bylaws other than Articles II and III by the affirmative vote of the majority of the Board.   Only the shareholders will have the authority to amend Articles II and III of the Bylaws, but they will have the authority to do so with the affirmative vote of the holders of a majority of the shares of United’s capital stock that are issued and outstanding and entitled to vote on such matters. All amendments to the Restated Articles will still require shareholder approval, but such approval will only require the affirmative vote of a majority of the shares of United's capital stock that are issued and outstanding and entitled to vote on such matters.

The Board of Directors does not believe that eliminating shareholder approval for most amendments to the Bylaws and decreasing the shareholder vote required for amendments to the Restated Articles and amendments to Article II or III of the Bylaws will have a significant impact on any attempt to gain control of United.  The Board is not aware of any present threat or attempt to gain control of United and this Proposal 3 is not in response to any such action.

If this proposal is adopted, the text of Article XI in United’s Restated Articles of Incorporation would be amended to read as set forth in Appendix A.  Although United intends to file the amendment with the Secretary of State of Georgia as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

Vote Required

The affirmative vote of holders of two-thirds of the shares of Common Stock outstanding on the record date is required to approve the amendment.  Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” Proposal 3.

Appendix A

Proposal 3 – Amendment to Restated Articles of Incorporation to Allow Bylaw Amendments

Except as otherwise provided by law, any amendment or repeal of any provision of the Articles of Incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the Bylaws of the corporation requires the affirmative vote of holders of ~~two-thirds~~ a majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters. ~~Notwithstanding anything herein to the contrary, the number of authorized shares of any class of capital stock of the corporation may be increased by the affirmative vote of holders of a simple majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.~~